Exhibit 4.04

SECURITY AND PLEDGE AGREEMENT

This SECURITY AND PLEDGE AGREEMENT (this "Security Agreement") is entered into and effective as of August 10, 1999 by and among LEXON TECHNOLOGIES, INC., a Delaware corporation (the "Borrower"), and MILLER CAPITAL CORPORATION, STEPHEN A McCONNELL, JOCK PATTON and DICKERSON WRIGHT (collectively, the "Lenders").

Background

The following is a mutual statement by the parties of certain factual matters which form the basis of this Security Agreement.

A. Securities Purchase Agreement. The Borrower and the Lenders have entered into a Securities Purchase Agreement concurrently with the execution of this Security Agreement (the Securities Purchase Agreement"), pursuant to which (among other things) the Lenders have agreed to make certain loans to Borrower, which loans are evidenced by four separate promissory notes dated as of even date hereof, two of which are in the original principal amount of $250,000.00 and two of which are in the original principal amount of $125,000.00 (collectively, the "Notes").

B. Security Interest. The Lenders are willing to enter into the Securities Purchase Agreement and the transactions contemplated thereby upon the condition that the Borrower grants to and creates in favor of the Lenders security interests in certain property of the Borrower as security for (i) the reimbursement of all amounts owing to the Lenders pursuant to the Securities Purchase Agreement, the Notes, this Security Agreement and all other documents and instruments executed in connection with the transactions contemplated thereby and (ii) the Borrower's performance of, and compliance with, all of the terms, covenants, conditions, stipulations and agreements contained in the Securities Purchase Agreement, the Notes, this Security Agreement and all other documents and instruments executed in connection with the transactions contemplated thereby (collectively, the "Secured Obligations"). Terms used herein which are defined in the Securities Purchase Agreement shall have the meanings set forth in the Securities Purchase Agreement, unless the context hereof otherwise clearly requires.

Statement of Agreement

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

Section 1. Creation of Security Interests. As security for the Secured Obligations, the Borrower agrees that there now are or will be duly executed and filed and recorded in all appropriate state and local offices all documents necessary to grant and create in favor of the Lenders a security interest under the Uniform Commercial Code in and to the following, whether now owned or hereafter acquired by the Borrower, which security interest is hereby granted (the property described in this Section 1 is hereinafter collectively referred to as the "Collateral"):

(i) All accounts, general intangibles, instruments, documents and chattel paper (including all accounts receivable, notes, drafts, lease agreements and security agreements), and all goods, if any, represented thereby, whether now existing or hereafter acquired or created from time to time in the course of the Borrower's business;

(ii) All inventory now owned or hereafter acquired, including all goods held for sale or lease in Borrower's business, as now or hereafter conducted, and all materials, work in process and finished goods used or to be consumed in Borrower's business (whether or not the inventory is represented by warehouse receipts or bills of lading or has been or may be placed in transit or delivered to a public warehouse);

(iii) All equipment now owned or hereafter acquired, including all furniture, fixtures, furnishings, vehicles (whether titled or non-titled), machinery, materials and supplies, wherever located, together with all parts, accessories, attachments, additions thereto or replacements therefor;

(iv) All instruments, documents and chattel paper now held by or hereafter delivered to Lenders, together with all property rights and security interests evidenced thereby, all increases thereof (including, without limitation, stock dividends), all profits therefrom and all transformations thereof;

(v) All tax refund claims, all policies or certificates of insurance covering any of the Collateral, all contracts, agreements or rights of indemnification, guaranty or surety relating to any of the Collateral, and all claims, awards, loss payments, proceeds and premium refunds that may become payable with respect to any such policies, certificates, contracts, agreements or rights;

(vi) All ledger cards, invoices, delivery receipts, worksheets, books of accounts, statements, correspondence, customer lists, files, journals, ledgers and records in any form, written or otherwise, related to any of the Collateral;

(vii) All tradenames, trademarks and service marks (subject to any franchise or license agreements relating thereto);

(viii) All claims for loss or damage to or in connection with any of the Collateral, all other claims in any form for the payment of money, including tort claims, and all rights with respect to such claims and all proceeds thereof;

(ix) All accessions to any of the Collateral; and

(x) All products and proceeds of the Collateral, in any form, including all proceeds received, due or to become due from any sale, exchange or other disposition of any of the Collateral, whether such proceeds are cash or noncash in nature or are represented by checks, drafts, notes or other instruments for the payment of money.

Section 2. Lenders Has Rights and Remedies of a Secured Party. In addition to all rights and remedies given to the Lenders by this Security Agreement, the Lenders shall have all the rights and remedies of a secured party under the Uniform Commercial Code of the State of Arizona.

Section 3. Provisions Applicable to the Collateral. The parties agree that the following provisions shall be applicable to the Collateral during the term of this Security Agreement:

(a) Chief Executive Offices; Books and Records.

(i) Borrower will keep accurate and complete books and records concerning the Collateral.

(ii) Borrower represents and warrants that its chief executive office is located at the address set forth below its signature hereto. The Borrower will not move its chief executive office except to such new locations as it may establish in accordance with paragraph (iv) below.

(iii) The only original books of account and records of the Borrower relating to all accounts of the Borrower are, and will continue to be, kept at its chief executive office. The locations where such books of account and records are kept will not be changed except in accordance with paragraph (iv) below.

(iv) Borrower shall not establish any new locations for its chief executive office or for the places where such books of account and records are kept until (A) it shall have given to the Lenders written notice of its intention so to do, clearly describing each such new location and providing such other information in connection therewith as the Lenders may reasonably request and (B), with respect to each such new location, it shall have taken such action, satisfactory to the Lenders (including without limitation all action required by section hereof) as may be necessary to maintain the security interest of the Lenders granted hereunder at all times fully perfected and in full force and effect.

(v) Borrower shall not invoice an account debtor or maintain its records in any name other than its own proper corporate name.

(f) Inspection. The Lenders and their respective authorized agents shall have the right to review any and all books and records of the Borrower concerning the Collateral and to copy the same and make excerpts therefrom, and to inspect the Collateral, at all times on 24 hours notice to the Borrower. The Borrower shall, and shall cause its employees, agents and advisors to, cooperate fully with the Lenders in any such review or inspection.

(g) Borrower's Right to Collect Accounts. Notwithstanding the security interest in the Accounts granted hereunder, the Borrower shall have the right to collect the Accounts at its own cost and expense until such time as the Lenders shall have notified the Borrower pursuant to paragraph (d) below that it has revoked such right.

(h) Collection of Accounts by Lenders. If an Event of Default shall have occurred and be continuing, the Lenders shall have the right at any time (i) to revoke the right of the Borrower to collect its Accounts pursuant to paragraph (c) above by written notice to the Borrower to such effect, (ii) to take over and direct collection of the Accounts of the Borrower, (iii) to give notice of the Lenders' security interest in the Accounts to any or all of the account debtors or makers obligated to the Borrower thereon, (iv) to direct such account debtors to make payment of the Accounts directly to the Lenders (and at the request of the Lenders, the Borrower shall indicate on all billings to account debtors that payments thereon are to be made to the Lenders), and (v) to take control of the Accounts of the Borrower and the Proceeds thereof and to take possession of all of the Borrower's books and records relating thereto, with full power and authority in the name of the Lenders or of the Borrower to enforce, collect, sue for, receive, compromise, settle and receipt for any and all of the Accounts. If any Account becomes evidenced by a promissory note or other instrument for the payment of money, and there is, prior to payment thereof, an Event of Default or Default, the Borrower will at the Lenders' request deliver any such instrument to the Lenders duly endorsed to the order of the Lenders as additional Collateral under this Security Agreement. It is understood and agreed by the Borrower that the Lenders shall have no liability whatsoever to the Borrower under this paragraph (d) except for its own gross negligence of willful misconduct.

(i) Funds in Collateral Accounts; Control. All cash Proceeds received by the Lenders from the Borrower pursuant to paragraph (d) above or by the Lenders directly from account debtors pursuant to paragraph (d) above shall be held by or on behalf of the Lenders as further security for the Secured Obligations. The Lenders shall have sole dominion and control over all such funds and such funds may be withdrawn only by or at the direction of the Lenders.

(j) Account Verification. The Lenders may at any time, with prior notice to the Borrower, verify with any account debtor of the Borrower the status of any accounts payable by such account debtor. Prior to the occurrence of an Event of Default, no request for verification shall be made in the name of the Lenders or shall disclose the purpose of such request. The Borrower from time to time will execute and deliver such instruments and take all such action as the Lenders may reasonably request in order to effectuate the purpose of this paragraph (f).

(k) Notice of Adverse Change. The Borrower will immediately notify the Lenders of any material adverse effect on the Borrower resulting from the inability to collect any Account.

(l) Location of Collateral. The Borrower represents and warrants that, with respect to the items of Collateral described in Section 1 of this Security Agreement, the location is accurately and completely set forth in Schedule 1 hereto. The Borrower shall not remove any such Collateral from such location without the prior written consent of the Lenders.

Section 4. Preservation and Protection of Security Interests. The Borrower will faithfully preserve and protect the Lenders' security interest in its respective Collateral and will, at its own cost and expense, cause such security interest to be perfected and continued perfected so long as the Secured Obligations or any portion thereof are outstanding and unpaid, and for such purpose the Borrower will from time to time at the request of the Lenders file or record, or cause to be filed or recorded, such instruments, documents and notices, including without limitation, financing statements and continuation statements, as the Lenders may deem necessary or advisable from time to time in order to perfect and continue perfected said security interests. The Borrower will do all such other acts and things and will execute and deliver all such other instruments and documents, including without limitation further security agreements, pledges, endorsements, assignments and notices, as the Lenders may deem necessary or advisable from time to time in order to perfect and preserve the priority of said security interest as a perfected first lien security interest in the Collateral prior to the rights of any other secured party or lien creditor except as otherwise permitted herein. The Lenders, and their respective officers, employees and authorized agents, or any of them, are hereby irrevocably appointed the attorneys-in-fact of the Borrower to do all acts and things which the Lenders may deem necessary or advisable to preserve, perfect and continue perfected the Lenders' security interest in the Collateral, including without limitation the signing of financing, continuation or other similar statements and notices on behalf of the Borrower.

Section 5. Application of Moneys. Except as otherwise provided herein, if an Event of Default shall have occurred and be continuing, all moneys which the Lenders shall receive upon realization of the security or otherwise may be applied by or at the direction of the Lenders in the following manner:

(a) First, to the payment or reimbursement of all reasonable advances, expenses and disbursements of the Lenders (including, without limitation, the reasonable fees and disbursements of its counsel and agents) incurred in connection with the administration and enforcement of, or the preservation of any rights under, this Security Agreement or in the collection of the obligations of the Borrower under the Securities Purchase Agreement or the Notes; and

(b) Second, to be applied in any manner desired by the Lenders to the satisfaction of the Secured Obligations.

Section 6. Certain Representations and Covenants. The Borrower agrees, from and after the date of this Security Agreement and until payment in full of the Secured Obligations, as follows:

(c) Title and Liens. It has and will have good and marketable title to the Collateral from time to time owned or acquired by it, free and clear of all liens, encumbrances, pledges and security interests, and the security interests of the Lenders in the Collateral are perfected lien security interests, prior to the rights of any other secured party or lien creditor. The Borrower will defend its title to the Collateral against the claims and demands of all persons whomsoever.

(d) Negative Pledge. It will not, other than with the prior written consent of the Lenders, (i) grant or create or permit to exist any lien, encumbrance, pledge or security interest on, or in, any of the Collateral except under circumstances where the Borrower has taken immediate action to stay or set aside such levy or attachment and such action is pending or has been finally resolved in favor of the Borrower and the Borrower has remained in control and possession of such Collateral, (ii) permit any levy or attachment to be made against any of the Collateral, or (iii) file any financing statement or mortgage or deed of trust with respect to any of the Collateral, except financing statements and mortgages and deeds of trust in favor of the Lenders.

(e) Risk of Loss; Insurance. Risk of loss of, damage to, or destruction of, the Collateral is on the Borrower to the extent that the Borrower now or hereafter owns or acquires such Collateral. If the Borrower fails to effect and keep in full force and effect insurance covering the Collateral as may be required by the Security Documents, or fails to pay the premiums thereon when due, the Lenders may do so for the account of the Borrower and add the cost thereof to the Secured Obligations. The Borrower hereby assigns and sets over unto the Lenders all moneys which may become payable on account of such insurance, including without limitation any return or unearned premiums which may be due upon cancellation of any such insurance, and directs the insurers to pay the Lenders any amount so due. The Lenders, its officers, employees and authorized agents are hereby irrevocably appointed the attorneys-in-fact of the Borrower to endorse any draft or check which may be payable to the Borrower in order to collect the proceeds of such insurance or any return or unearned premiums. Any balance of insurance proceeds remaining in the possession of the Lenders after payment in full of the Secured Obligations shall be paid to the Borrower or its order.

(f) Care of Collateral by Lenders. The Lenders shall be deemed to have exercised reasonable care in the custody and preservation of such of the Collateral as may be in the Lenders' possession if the Lenders take such action for that purpose as the Borrower owning such Collateral shall request in writing, provided that such requested action shall not, in the judgment of the Lenders, impair the Lenders' security interest in such Collateral or its rights in, or the value of, such Collateral, and provided further that such written request is received by the Lenders in sufficient time to permit the Lenders to take the requested action.

Section 7. Events of Default. If any one or more of the following events shall occur and be continuing or shall exist:

(a) Any representation or warranty herein made by the Borrower shall prove to have been false or misleading in any material respect as of the time made or furnished; or

(b) The Borrower shall default in the due observation or performance of any of the covenants or agreements of the Borrower contained in this Security Agreement and such default shall not be remedied within a period of 10 days after written notice thereof to the Borrower from any of the Lenders; or

(c) An Event of Default (as that term is defined in the Securities Purchase Agreement) shall occur and be continuing or shall exist;

then in any such event, the Lenders shall have such rights and remedies in respect of the Collateral or any part thereof as are provided by the Uniform Commercial Code and such other rights and remedies in respect thereof which it may have at law or in equity or under this Security Agreement, including without limitation the right to enter any premises where any Collateral is located and take possession of the same without demand or notice and without prior judicial hearing or legal proceedings, which the Borrower hereby expressly waives, and to sell all or any portion of the Collateral at public or private sale without prior notice to the Borrower except as otherwise required by law (and if notice is required by law, after ten days' prior written notice) at such place or places and at such time or times and in such manner and upon such terms, whether for cash or on credit, as the Lenders in its sole discretion may determine. Upon any such sale of any of the Collateral, the Lenders may purchase all or any of the Collateral being sold, free from any equity or right of redemption. The Lenders shall apply the proceeds of any such sale to the obligations of the Borrower as provided in Section 5 hereof. If such Proceeds are insufficient to pay the amounts required by law, the Borrower shall be liable for any deficiency in the amount so realized from the Collateral.

In addition, in any such event, the Borrower shall promptly upon demand by the Lenders assemble its Collateral and make it available to the Lenders at a place to be designated by the Lenders which shall be reasonably convenient to the Lenders. The right of the Lenders under this Section to have the Collateral assembled and made available to it is of the essence of this Security Agreement and the Lenders may, at their election, enforce such right by an action in equity for specific performance.

The Borrower, to the extent that it has any right, title or interest in any of the Collateral, waives and releases any right to require the Lenders to collect any of the Secured Obligations from any other of the Collateral under any theory of marshalling of assets, or otherwise, and specifically authorizes the Lenders to apply any of the Collateral against any of the Secured Obligations in any manner that the Lenders may determine.

Section 8. Amendments, Waivers. The provisions of this Security Agreement may from time to time be waived, modified or amended only pursuant to a written instrument duly executed by each of the Lenders.

Section 9. Defeasance. Upon payment in full of the Secured Obligations, this Security Agreement shall terminate and be of no further force and effect; and in such event, the Lenders will, at the expense of the Borrower, redeliver and reassign the Collateral to the Borrower and take all action necessary to terminate the security interests of the Lenders in the Collateral. Until such time, however, this Security Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 10. Miscellaneous. The provisions in Section 7 of the Securities Purchase Agreement shall be applicable to this Security Agreement as though set forth herein in full.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed and delivered this Security Agreement as of the day and year first above written.

LEXON TECHNOLOGIES, INC., a Delaware corporation

By:

Title:

MILLER CAPITAL CORPORATION, on behalf of itself and the other Lenders

By:

Title:

SCHEDULE 1

Location of Collateral

Location: 1401 Brook Drive

Downers Grove, Illinois 60515